Exhibit 5.1
June 17, 2010

Yuhe International, Inc.
301 Hailong Street
Hanting District, Weifang, Shandong Province
China

Re:           Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as special Nevada counsel for Yuhe International, Inc., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form  S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”), including the prospectus included therein (the “Prospectus”), relating to the registration of common stock, par value $0.001 per share, (the “Common Stock”) of the Company having an aggregate initial public offering price of up to U.S. $40,000,000 or the equivalent thereof in one or more foreign currencies, foreign currency units or composite currencies.  The Common Stock is sometimes referred to herein as the “Securities.”

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion.

In rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; (iv) each natural person signing any document reviewed by us had the legal capacity to do so; (v) the Registration Statement, and any amendments thereto (including post-effective amendments) will have become effective and comply with all applicable laws; (vi) a prospectus supplement will have been prepared and filed with the Commission describing the Securities offered thereby; (vii) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable prospectus supplement; (viii) a definitive purchase, underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto; (ix) there will not have occurred any change in law affecting the validity or enforceability of such Securities; (x) at the time of the sale, issuance or delivery of the Securities, the authorization of such Securities by the Company’s Board of Directors or applicable committee thereof will not have been modified or rescinded; (xi) with respect to the Common Stock, the Company will have a sufficient number of authorized but unissued shares thereof under its Articles of Incorporation and will have reserved from such authorized but unissued and unreserved shares, sufficient shares for the issuance thereof; and (xii) the certificates representing the Securities will be duly authorized, executed and delivered.

Holland & Hart LLP  Attorneys at Law
Phone (775) 327-3000  Fax (775) 786-6179  www.hollandhart.com
5441 Kietzke Lane  Second Floor  Reno, Nevada 89511
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June 17, 2010

In rendering the opinions below, we have reviewed and are familiar with (a) the Company’s Amended and Restated Articles of Incorporation and Bylaws certified to us by the Company, (b) a certificate of an officer of the Company representing certain matters in connection with the issuance of the Securities, which representations we have assumed the validity of and relied on, and (c) such other matters as we have deemed necessary for this opinion.

Based upon the foregoing, we are of the opinion that the Common Stock will be validly issued, fully paid and nonassessable, provided that (i) the Company’s Board of Directors or an authorized committee thereof has specifically authorized the issuance of such Common Stock in exchange for a consideration that the Board of Directors or such committee determines as adequate (“Authorizing Resolutions”), (ii) the offer and sale of the Common Stock and the issuance and delivery thereof are in conformity with the Company’s Amended and Restated Articles of Incorporation and Bylaws, and do not violate any applicable law, or result in a default under or breach of any agreement or instrument binding on the Company or a violation of any restriction imposed by any court or governmental body having jurisdiction over the Company and (iii) the Company has received the consideration provided for in the applicable Authorizing Resolutions.

In providing this opinion, we have relied as to certain matters on information obtained from public officials and officers or agents of the Company.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is limited to matters governed by the Nevada Revised Statutes (including the statutory provisions and reported judicial decisions interpreting such law) and the laws of the State of Nevada.

June 17, 2010

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus and any supplement thereto.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely, /s/ Holland & Hart LLP Holland & Hart LLP